Gates Industrial Reports First-Quarter 2018 Results

Denver, CO, May 2, 2018
First-Quarter 2018 Highlights

▪	Net sales of $852.0 million, a quarterly record and increase of 16.7% year-over-year

▪
Net income attributable to shareholders of $24.2 million, or $0.09 per diluted share, compared to prior-year quarter net income attributable to shareholders of $18.8 million, or $0.08 per diluted share

▪	Adjusted Net Income of $71.6 million, or $0.25 per diluted share, an increase of 35.8% per diluted share compared to the prior-year quarter

▪	Record quarterly Adjusted EBITDA of $183.9 million, with an Adjusted EBITDA margin of 21.6%

▪	In April 2018, completed bolt-on acquisition of Rapro, expanding fluid power replacement business in Europe

▪	Updating guidance to include Rapro acquisition - otherwise maintaining 2018 outlook

Gates Industrial Corporation plc (NYSE:GTES), a leading global provider of application-specific fluid power and power transmission solutions, today reported results for the first-quarter ended March 31, 2018.
Ivo Jurek, Gates Industrial’s Chief Executive Officer, commented, “We are pleased to report a solid start to 2018. Double-digit revenue growth was driven by a combination of core revenue growth, the performance of recent acquisitions and favorable foreign currency impacts. We executed with discipline, expanding our Adjusted EBITDA margin while continuing to invest in the growth of the business. The environment in our end markets remains positive and supportive of our full-year commitments. We continue to execute on our strategy and growth initiatives, and have demonstrated success in securing incremental market opportunities in both our Power Transmission and Fluid Power segments.”
“We also recently announced the acquisition of Rapro, a Turkey-based manufacturer of fluid power products focused primarily on replacement markets. Rapro’s products will fit seamlessly into our distribution network and provide further opportunities for growth in industrial transportation markets. The acquisition of Rapro demonstrates our ability to execute bolt-on acquisitions in our fragmented core markets,” continued Mr. Jurek.
Mr. Jurek added, “During the quarter we successfully completed our initial public offering and utilized the net proceeds, along with cash on hand, for debt reduction purposes. Following the IPO, our net leverage was reduced from just over five times Adjusted EBITDA to 3.9 times.”
First-Quarter Financial Results

First-quarter revenue of $852.0 million increased 16.7% over the prior-year quarter, including 6.2% core revenue growth, which includes increased volumes across both segments as we continued to experience strong demand in many industrial end markets, as well as in many emerging markets, particularly China. Revenue in the quarter also benefitted 4.7% from our 2017 acquisitions and 5.8% from foreign currency effects.

Net income attributable to shareholders in the first quarter was $24.2 million, or $0.09 per diluted share, compared to $18.8 million, or $0.08 per diluted share, in the prior-year period. Adjusted Net Income, which primarily excludes amortization of certain intangibles, transaction-related expenses and foreign currency financing gains and losses, was $71.6 million, or $0.25 per diluted share, compared to $46.1 million, or $0.18 per diluted share, in the prior-year period.

First-quarter Adjusted EBITDA was $183.9 million, or 21.6% of sales, compared to $153.0 million, or 21.0% of sales in the prior-year quarter. Excluding acquisitions, which was not in the prior-year quarter, Adjusted EBITDA margin expanded by approximately 115 basis points to 22.1% in the first quarter.
Power Transmission Segment Results

(USD in millions)	Q1 2018	Q1 2017	% Change	% Core Change
Revenue	$546.0	$485.6	+12.4%	+5.8%
Adjusted EBITDA	$125.3	$107.5	+16.6%
Adjusted EBITDA margin	22.9%	22.1%	+80 bps
Depreciation & amortization (1)	$15.5	$13.9	+11.5%
Amort. of intangibles from acq. of Gates	$19.6	$20.8	(5.8)%

(1)	Excludes the amortization of intangible assets arising from the 2014 acquisition of Gates.

Power Transmission revenue increased 12.4% to $546.0 million in the first quarter, which reflects strong core revenue growth of 5.8%, and a 6.6% benefit from foreign currency effects. During the quarter, we continued to see increased demand across many of our end markets and geographies. Growth in emerging markets modestly outpaced growth in developed regions, with our highest global growth rate being in China.

Adjusted EBITDA grew double-digits over the prior-year quarter, while Adjusted EBITDA margin expanded by 80 basis points, primarily attributable to benefits from higher revenue and continued manufacturing productivity improvements.
Fluid Power Segment Results

(USD in millions)	Q1 2018	Q1 2017	% Change	% Core Change
Revenue	$306.0	$244.6	+25.1%	+7.2%
Adjusted EBITDA	$58.6	$45.5	+28.8%
Adjusted EBITDA margin	19.2%	18.6%	+60 bps
Adjusted EBITDA margin, excluding acquisitions	20.4%	18.6%	+180 bps
Depreciation & amortization (1)	$8.9	$7.2	+23.6%
Amort. of intangibles from acq. of Gates	$11.0	$10.5	+4.8%

(1)	Excludes the amortization of intangible assets arising from the 2014 acquisition of Gates.

Fluid Power revenue increased 25.1% to $306.0 million in the first quarter, which reflected core revenue growth of 7.2%, incremental revenue from recent acquisitions of 13.9% and favorable foreign currency effects of 4.0%. Core revenue growth continued to be driven by strong demand in many industrial end markets, particularly in hydraulic applications. We also saw significant strength in emerging markets during the quarter.

Adjusted EBITDA margin increased 60 basis points over the prior-year quarter and was favorably impacted by higher revenue and manufacturing productivity improvements, which offset the dilutive impact of our 2017 acquisitions.

Liquidity and Capital Resources
During the first quarter of 2018, the Company utilized $26.5 million of cash from operations, reflecting normal seasonality in working capital. First-quarter capital expenditures were $60.5 million, the largest portion of which represented investment in new manufacturing capacity in the Fluid Power segment.

As of March 31, 2018, the Company had total cash of $328.5 million and total outstanding debt of $3.0 billion. In January 2018, the Company completed its initial public offering, raising net proceeds of $799.1 million. The net proceeds were used, along with cash on hand, to repay approximately $914 million of outstanding debt, plus applicable premiums and unpaid interest, resulting in significantly improved leverage metrics. As of March 31, 2018, the Company had 289,756,379 actual shares outstanding.

2018 Outlook
The Company’s full-year outlook remains unchanged, with the exception of the acquisition of Rapro in April 2018. Taking into account the expected 2018 impact of the Rapro acquisition, total revenue growth is now expected to be in the range of 8.0% to 11.0%, with the core revenue growth expectation unchanged at 5.0% to 6.0%. Adjusted EBITDA is now expected to be in the range of $738 million to $758 million for 2018.

Additionally, for the full year 2018, the Company projects maintenance capital expenditures to be in line with the historical average of approximately 1.5% of revenue, with total capital expenditures for the year in the range of $150 million to $170 million, largely comprised of investments in capacity expansion.

Conference Call and Webcast

Gates Industrial Corporation plc will host a conference call today at 5:00 pm ET to discuss the Company's financial results. The conference call can be accessed by dialing (866) 393-4306 (domestic) or +1 (734) 385-2616 (international) and requesting the Gates Industrial Corporation First Quarter 2018 Earnings Conference Call. A webcast of the conference call and accompanying presentation materials can be accessed through Gates Industrial's website at investors.gates.com. An audio replay of the conference call can be accessed by dialing (855) 859-2056 (domestic) or +1 (404) 537-3406 (international), and providing the passcode 2677299, or by accessing Gates Industrial's website at investors.gates.com.

About Gates Industrial Corporation plc
Gates is a global manufacturer of innovative, highly engineered power transmission and fluid power solutions. Gates offers a broad portfolio of products to diverse replacement channel customers, and to original equipment ("first-fit") manufacturers as specified components. Gates participates in many sectors of the industrial and consumer markets. Our products play essential roles in a diverse range of applications across a wide variety of end markets ranging from harsh and hazardous industries such as agriculture, construction, manufacturing and energy, to everyday consumer applications such as printers, power washers, automatic doors and vacuum cleaners and virtually every form of transportation. Our products are sold in 128 countries across our four commercial regions: the Americas; Europe, Middle East & Africa; Greater China; and East Asia & India.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,”

“continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Statements relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risk, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Gates’ Annual Report on Form 10-K for the fiscal year ended December 30, 2017, as filed with the Securities and Exchange Commission (“SEC”) and the following: conditions in the global and regional economy and the major end markets we serve; economic, political and other risks associated with international operations; availability of raw materials at favorable prices and in sufficient quantities; changes in our relationships with, or the financial condition, performance, purchasing power or inventory levels of, key channel partners; competition in all areas of our business; pricing pressures from our customers; continued operation of our manufacturing facilities; our ability to forecast demand or meet significant increases in demand; exchange rate fluctuations; market acceptance of new product introductions and product innovations; our cost-reduction actions; litigation, legal or regulatory proceedings brought against us; enforcement of our intellectual property rights; recalls, product liability claims or product warranties claims; anti-corruption laws and other laws governing our international operations; existing or new laws and regulations that may prohibit, restrict or burden the sale of aftermarket products; our decentralized information technology systems and any interruptions to our computer and IT systems; environmental, health and safety laws and regulations; lives of products used in our end markets as well as the development of replacement markets; our ability to successfully integrate future acquired businesses or assets; our reliance on senior management or key personnel; our ability to maintain and enhance our brand; work stoppages and other labor matters; our investments in joint ventures; liabilities with respect to businesses that we have divested in the past; terrorist acts, conflicts and wars; losses to our facilities, supply chains, distribution systems or information technology systems due to catastrophe or other events; additional cash contributions we may be required to make to our defined benefit pension plans; the loss or financial instability of any significant customer or customers; changes in legislative, regulatory and legal developments involving taxes and other matters; our substantial leverage; and the significant influence of our majority shareholder, The Blackstone Group L.P., over us, as such factors may be updated from time to time in its periodic filings with the SEC which are accessible on the SEC’s website at www.sec.gov. Gates undertakes no obligation to update or supplement any forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Gates Industrial Corporation plc
Consolidated Statements of Operations
(Unaudited)

	Three months ended
(USD in millions, except per share amounts)	March 31, 2018	April 1, 2017
Net sales	$852.0	$730.2
Cost of sales	516.1	443.4
Gross profit	335.9	286.8
Selling, general and administrative expenses	208.6	188.5
Transaction-related costs	4.7	2.0
Impairment of intangibles and other assets	0.3	—
Restructuring (benefits) expenses	(0.3)	1.8
Other operating expenses	4.3	0.1
Operating income from continuing operations	118.3	94.4
Interest expense	59.8	55.2
Other expenses	17.4	0.7
Income from continuing operations before taxes	41.1	38.5
Income tax expense	11.7	12.5
Net income from continuing operations	29.4	26.0
Loss (gain) on disposal of discontinued operations, net of tax, respectively, of $0 and $0	0.1	(0.3)
Net income	29.3	26.3
Non-controlling interests	(5.1)	(7.5)
Net income attributable to shareholders	$24.2	$18.8

Earnings per share
Basic
Earnings per share from continuing operations	$0.09	$0.08
Earnings per share from discontinued operations	—	—
Net income per share	$0.09	$0.08

Diluted
Earnings per share from continuing operations	$0.09	$0.07
Earnings per share from discontinued operations	—	0.01
Net income per share	$0.09	$0.08

Gates Industrial Corporation plc
Consolidated Balance Sheets
(Unaudited)

(USD in millions, except share numbers and per share amounts)	As of March 31, 2018	As of December 30, 2017
Assets
Current assets
Cash and cash equivalents	$328.5	$564.4
Trade accounts receivable, net	799.6	713.8
Inventories	492.0	457.1
Taxes receivable	7.0	14.1
Prepaid expenses and other assets	91.5	76.8
Total current assets	1,718.6	1,826.2
Non-current assets
Property, plant and equipment, net	738.9	686.2
Goodwill	2,131.3	2,085.5
Pension surplus	60.2	57.7
Intangible assets, net	2,123.3	2,126.8
Taxes receivable	33.1	32.7
Other non-current assets	34.7	38.6
Total assets	$6,840.1	$6,853.7
Liabilities and equity
Current liabilities
Debt, current portion	$33.7	$66.4
Trade accounts payable	423.2	392.0
Taxes payable	34.4	29.0
Accrued expenses and other current liabilities	190.2	210.4
Total current liabilities	681.5	697.8
Non-current liabilities
Debt, less current portion	3,013.6	3,889.3
Post-retirement benefit obligations	157.6	157.1
Taxes payable	87.7	100.6
Deferred income taxes	509.5	517.1
Other non-current liabilities	75.1	63.4
Total liabilities	4,525.0	5,425.3
Shareholders’ equity
—Shares, par value of $0.01 each - authorized shares: 3,000,000,000; outstanding shares: 289,756,379 (December 30, 2017: authorized shares: 3,000,000,000; outstanding shares: 245,474,605)	2.9	2.5
—Additional paid-in capital	2,412.1	1,622.6
—Accumulated other comprehensive loss	(696.6)	(747.4)
—Retained earnings	161.1	136.9
Total shareholders’ equity	1,879.5	1,014.6
Non-controlling interests	435.6	413.8
Total equity	2,315.1	1,428.4
Total liabilities and equity	$6,840.1	$6,853.7

Gates Industrial Corporation plc
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended
(USD in millions)	March 31, 2018	April 1, 2017
Cash flows from operating activities
Net income	$29.3	$26.3
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	55.0	52.4
Non-cash currency transaction loss (gain) on net debt and hedging instruments	4.7	(1.3)
Premium paid on redemption of long-term debt	27.0	—
Other net non-cash financing costs	6.4	8.6
Share-based compensation expense	1.6	0.8
Decrease in post-employment benefit obligations (net)	(1.2)	(0.2)
Deferred income taxes	(11.1)	(12.1)
Other operating activities	0.8	0.7
Changes in operating assets and liabilities, net of effects of acquisitions:
—Increase in accounts receivable	(78.8)	(60.7)
—Increase in inventories	(29.0)	(14.8)
—Increase in accounts payable	23.3	23.8
—Increase in prepaid expenses and other assets	(1.3)	(1.9)
—(Decrease) increase in taxes payable	(2.4)	5.6
—Decrease in other liabilities	(50.8)	(39.7)
Net cash used in operations	(26.5)	(12.5)
Cash flows from investing activities
Purchases of property, plant and equipment	(55.9)	(12.6)
Purchases of intangible assets	(4.6)	(1.3)
Net cash paid under corporate-owned life insurance policies	(8.0)	(8.3)
Proceeds from the sale of property, plant and equipment	—	0.7
Other investing activities	(0.9)	(0.1)
Net cash used in investing activities	(69.4)	(21.6)
Cash flows from financing activities
Issue of shares, net of cost of issuance	799.1	0.6
Deferred offering costs	(3.2)	—
Buy-back of shares	—	(1.3)
Proceeds from long-term debt	—	150.0
Payments of long-term debt	(920.1)	(7.0)
Premium paid on redemption of long-term debt	(27.0)	—
Debt issuance costs paid	—	(3.2)
Dividends paid to non-controlling interests	—	(5.9)
Other financing activities	6.2	—
Net cash (used in) provided by financing activities	(145.0)	133.2
Effect of exchange rate changes on cash and cash equivalents and restricted cash	5.1	7.8
Net (decrease) increase in cash and cash equivalents and restricted cash	(235.8)	106.9
Cash and cash equivalents and restricted cash at the beginning of the period	566.0	528.8
Cash and cash equivalents and restricted cash at the end of the period	$330.2	$635.7
Supplemental schedule of cash flow information
Interest paid	$73.4	$67.7
Income taxes paid, net	$25.5	$19.6
Non-cash accrued capital expenditures	$2.1	$1.2
Accrued deferred offering costs	$5.1	$—

Non-GAAP Financial Statements
This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as its key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business either period-over-period or with other businesses. We use Adjusted EBITDA as our measure of segment profitability to assess the performance of our businesses and it is used for total Gates as well because we believe it is important to consider our profitability on a basis that is consistent with that of our operating segments.
Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income attributable to shareholders before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.
Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the impacts of movements in foreign currency rates and the first-year impacts of acquisitions and disposals. We present core revenue growth because it allows for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency gains or losses, or the incomparability that would be caused by the impact of an acquisition or disposal.
Management uses Free Cash Flow to measure cash generation and liquidity. Free Cash Flow is a non-GAAP measure that represents cash provided by (used in) operations less capital expenditures. Free Cash Flow Conversion is a measure of Free Cash Flow for the preceding twelve months expressed as a percentage of Adjusted Net Income for the same period. We use this metric as a measure of the success of our business in converting Adjusted Net Income into cash.
These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

Gates Industrial Corporation plc
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three months ended
(USD in millions)	March 31, 2018	April 1, 2017
Net income	$29.3	$26.3
Adjusted for:
Loss (gain) on disposal of discontinued operations	0.1	(0.3)
Income tax expense	11.7	12.5
Net interest and other expenses	77.2	55.9
Depreciation and amortization	55.0	52.4
Transaction-related costs (1)	4.7	2.0
Restructuring (benefits) expenses (2)	(0.3)	1.8
Sponsor fees and expenses (included in other operating expenses) (3)	1.9	1.5
Share-based compensation	1.6	0.8
Impairments	0.3	—
Other adjustments	2.4	0.1
Adjusted EBITDA	$183.9	$153.0

(1)
Transaction-related costs relate primarily to advisory costs recognized in respect of the initial public offering, the acquisition of businesses and costs related to other corporate transactions such as debt refinancings.

(2)
Restructuring (benefits) expenses represent (benefits) costs in relation to specifically defined restructuring projects and include (benefits) costs related to decisions to close lines of business, plant closures and relocations, strategic organizational rationalizations and related non-recurring employee severance.

(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services.

Gates Industrial Corporation plc
Reconciliation of Net Income Attributable to Shareholders to Adjusted Net Income
(Unaudited)

	Three months ended
(USD in millions)	March 31, 2018	April 1, 2017
Net Income Attributable to Shareholders	$24.2	$18.8
Adjusted for:
Amortization of intangible assets arising from the 2014 acquisition of Gates	30.6	31.3
Transaction-related expenses (1)	4.7	2.0
Impairments	0.3	—
Restructuring (benefits) expenses (2)	(0.3)	1.8
Sponsor fees and expenses (included in other operating expenses) (3)	1.9	1.5
Share-based compensation	1.6	0.8
Adjustments relating to post-retirement benefit obligations	1.0	1.6
Premium paid on redemption of long-term debt	27.0	—
Financing-related FX (gains) losses (4)	(9.4)	0.2
Income from discontinued operations	0.1	(0.3)
Other adjustments	(0.4)	(2.3)
Estimated tax effect of the above adjustments	(9.7)	(9.3)
Adjusted Net Income	$71.6	$46.1

(1)
Transaction-related costs relate primarily to advisory costs recognized in respect of the initial public offering, the acquisition of businesses and costs related to other corporate transactions such as debt refinancings.

(2)
Restructuring (benefits) expenses represent costs in relation to specifically defined restructuring projects and include costs related to decisions to close lines of business, plant closures and relocations, strategic organizational rationalizations and related non-recurring employee severance.

(3)	Sponsor fees relate to fees paid to our private equity sponsor for monitoring, advisory and consulting services.
(4)
Financing-related FX (gains) losses relate primarily to foreign currency remeasurement (gains) losses on the unhedged portion of Gates' Euro-denominated debt, and, in the first three months of 2018, a gain of $5.8 million on a currency derivative entered into as part of the redemption of our Euro Senior Notes.

Gates Industrial Corporation plc
Reconciliation of Net Sales to Core Revenue Growth
(Unaudited)

(USD in millions)	Power Transmission	Fluid Power	Total
Net sales(1) for the three months ended March 31, 2018	$546.0	$306.0	$852.0
Impact on net sales of movements in currency rates	32.4	9.8	42.2
Impact on net sales of acquisitions	—	34.1	34.1
Core revenue for the three months ended March 31, 2018	$513.6	$262.1	$775.7

Net sales for the three months ended April 1, 2017	485.6	244.6	730.2
Increase in revenue on a core basis (core revenue)	$28.0	$17.5	$45.5

Core revenue growth (%)	5.8%	7.2%	6.2%

(1)	Throughout this document the terms "net sales" and "revenue" are used interchangeably in reference to the GAAP measure "net sales."

Gates Industrial Corporation plc
Reconciliation of Free Cash Flow and Free Cash Flow Conversion
(Unaudited)

	Three months ended		Twelve months ended
(USD in millions)	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017
Cash (used in) provided by operations	$(26.5)	$(12.5)	$305.9	$351.9
Capital expenditures (1)	(60.5)	(13.9)	(157.7)	(68.5)
Free Cash Flow	$(87.0)	$(26.4)	$148.2	$283.4

(1)	Capital expenditures represent purchases of property, plant and equipment and purchases of intangible assets.

	Twelve months ended
(USD in millions)	March 31, 2018	April 1, 2017
Free Cash Flow	$148.2	$283.4
Adjusted Net Income	$234.4	$194.9
Free Cash Flow Conversion	63.2%	145.4%

Source: Gates Industrial Corporation plc

Contact
Bill Waelke
(303) 744-4887
investorrelations@gates.com